THE LAZARD FUNDS, INC.
30 Rockefeller Plaza
New York, New York 10112

February 14, 2011

Securities and Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, D.C. 20549
Attention: Deborah O’Neal-Johnson

Re:	The Lazard Funds, Inc. (the “Fund”)
Registration Statement on Form N-1A (Registration Nos: 811-06312, 33-40682)

Ladies and Gentlemen:

The undersigned hereby requests that the effective date for Post-Effective Amendment No. 57 to the above-referenced Registration Statement be accelerated so that it will become effective as soon as it may be practicable on March 31, 2011.

Very truly yours,

THE LAZARD FUNDS, INC.

By:	/s/ Tamar Goldstein

Tamar Goldstein
Assistant Secretary

LAZARD ASSET MANAGEMENT SECURITIES LLC
30 Rockefeller Plaza
New York, New York 10112

February 14, 2011

Securities and Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, D.C. 20549
Attention: Deborah O’Neal-Johnson

Re:	The Lazard Funds, Inc. (the “Fund”)
Registration Statement on Form N-1A (Registration Nos: 811-06312, 33-40682)

As principal underwriter of the Fund, we hereby join the Fund in requesting that the effective date for Post-Effective Amendment No. 57 to the Fund’s Registration Statement on Form N-1A be accelerated so that it will become effective as soon as it may be practicable on March 31, 2011.

Very truly yours,

LAZARD ASSET MANAGEMENT SECURITIES LLC

By:	/s/ Lorelei Martin

Name:	Lorelei Martin
Title:	Chief Compliance Officer